Exhibit 10.1(i)

RESTRICTED STOCK AGREEMENT

NABORS INDUSTRIES, INC.

This Restricted Stock Grant ("Restricted Stock Grant") is effective the [___] day of [______] (“Date of Grant”) between Nabors Industries, Inc. ("NII"), acting on behalf of Nabors Industries Ltd. (“NIL” or the “Company”) and at the request of a subsidiary of NIL (the “Subsidiary”), and Anthony G. Petrello  (the "Grantee"), an employee of Subsidiary,

RECITALS

Pursuant to the Nabors Industries Ltd. 2016 Stock Plan ("2016 Plan"), the Compensation Committee of the Board (the "Committee") has determined the form of this Restricted Stock Grant and selected the Grantee, an Eligible Recipient, to receive this Restricted Stock Grant and the Common Shares that are subject hereto.  The applicable terms of the 2016 Plan are incorporated in this Restricted Stock Grant by reference.  Capitalized terms used but not defined herein shall have the meanings set forth in the 2016 Plan.

RESTRICTED STOCK GRANT

In accordance with the terms of the 2016 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to the Grantee Common Shares upon the following terms and conditions:

SECTION 1.  Number of Shares.  The number of Common Shares awarded under this Restricted Stock Grant is [______] (the “Award”).

SECTION 2.  Rights of the Grantee as Shareholder.  The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant.  If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to the Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant.  Initially, the Common Shares will be held in an account maintained with the processor under the 2016 Plan (the "Account").  At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 5.

SECTION 3.  Restriction Period.  The period of restriction ("Restriction Period") for the Common Shares issued under this Restricted Stock Grant shall commence on the Date of Grant and shall lapse in three equal annual installments beginning on [______] (i.e., the award will vest one-third per year).  Notwithstanding the foregoing, if the Grantee voluntarily resigns as either Chief Executive Officer of Nabors Industries Ltd. or as a Director of Nabors Industries Ltd. before a new written amendment extending on mutually agreeable terms the current term of the Grantee’s employment agreement has been executed by all parties to the Grantee’s current employment agreement, effective January 1, 2013, then notwithstanding anything to the contrary such “voluntary resignation” shall not be considered a voluntary resignation for purposes of this Restricted Stock Grant and the 2016 Plan, but instead shall be deemed a termination entitling the Grantee to the immediate vesting of any outstanding and unvested portion of the Award.

SECTION 4.  Terms and Conditions.  The Award is subject to the following terms and conditions:

a.The Award shall be for the benefit of the Grantee, his heirs, devisees, legatees or assigns at any time.  In the event of termination of employment for any reason, except by NIL or the Subsidiary for cause or by voluntary resignation by the Grantee (in which case any unvested portion of the Award shall be forfeited, subject to the provisions of Section 3 hereby incorporated into this section), any unvested portion of the Award shall become immediately vested as of the date of termination of employment without regard to the Restriction Period set forth in Section 3 above.  The term “for cause” shall have the same meaning as in Section 1(h) of the Grantee’s employment agreement effective January 1, 2013.  Notwithstanding anything to the contrary in any plan, policy, or other document (including, but not limited to, the 2016 Plan), Section 4 of this Restricted Stock Grant shall exclusively govern the rights of the Grantee with respect to the Award upon termination of employment.

b.Except as otherwise expressly provided herein, this Restricted Stock Grant is subject to, and the Subsidiary and the Grantee agree to be bound by, all the terms and conditions of the 2016 Plan, as the same may have been amended from time to time in accordance with its terms.  Pursuant to the 2016 Plan, the Board or the Committee is vested with conclusive authority to interpret and construe the 2016 Plan and this Restricted Stock Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan.  Further, the parties reserve the right to clarify or amend this Restricted Stock Grant on mutually acceptable terms in any manner which would have been permitted under the 2016 Plan as of the Date of Grant.

SECTION 5.  Legend on Certificates.  Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to certain restrictions as more particularly set forth in a Restricted Stock Grant Agreement, a copy of which is on file with  Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.

SECTION 6.  Section 83(b) Election.  If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after thirty (30) days from the Date of Grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

SECTION 7.  Withholding Tax.  Before NIL removes restrictions on transfer from the Account or delivers a certificate for Common Shares issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL (or to the Subsidiary, if so designated by NII or NIL) the amount of federal, state or local taxes, if any, required by law to be withheld ("Withholding Obligation").  Subject to any Company policy as in effect from time to time, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to the Grantee a net balance of shares ("Net Shares") unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that the Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit.  Notwithstanding any such notice, if the Grantee has not delivered funds within fifteen (15) days of after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

SECTION 8.  Notices and Payments.  Any notice to be given by the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator at the offices of NIL in Hamilton, Bermuda, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by NIL, NII, or the Subsidiary to the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if sent to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

SECTION 9.  Waiver.  The waiver by NIL of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

SECTION 10.  Governing Law & Severability.  The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Restricted Stock Grant should be held invalid, the remainder of this Restricted Stock Grant shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

SECTION 11.  Entire Agreement.  This Restricted Stock Grant, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Restricted Stock Grant as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

ANTHONY G. PETRELLO